EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-36266 (Form S-8) of Infinite Group, Inc. of our report, dated March 31, 2014, on the consolidated financial statements as of and for the years ended December 31, 2013 and 2012, appearing in this Annual Report on Form 10-K of Infinite Group, Inc. for the year ended December 31, 2013.

/s/ Freed Maxick CPAs, P.C.

Buffalo, New York

March 31, 2014